Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3ASR (No. 333-172727) of Banco de Chile of our report dated March 9, 2011 with respect to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F for the year ended December 31, 2010.

/s/ Ernst & Young Limitada

Santiago, Chile

April 29, 2011